                                                          EXHIBIT 28




                                FOOTHILL CAPITAL
                                  CORPORATION


                                A FINANCIAL AND
                               OPERATIONAL REVIEW



                               DECEMBER 31, 1994





                                [FOOTHILL LOGO]

                               FOOTHILL CAPITAL CORPORATION
                                INDEX TO FINANCIAL REVIEW


                                                                                                          Page
                                                                                                        Reference
                                                                                                        ---------
Five-Year Financial Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1
Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2
    Report of Independent Auditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3
    Consolidated Balance Sheets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4
    Consolidated Statements of Income and Retained Earnings   . . . . . . . . . . . . . . . . . . .           5
    Consolidated Statements of Cash Flows   . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6
    Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . .          7-18
Management's Discussion and Analysis of Financial Condition and Results of Operations . . . . . . .         19-27

                          FOOTHILL CAPITAL CORPORATION

                          FIVE YEAR FINANCIAL SUMMARY

                             (Dollars in thousands)

YEAR ENDED DECEMBER 31,                                1994       1993      1992       1991       1990
                                                     --------   --------  --------   --------   --------
Balance Sheet Data:
  Finance Receivables                                $648,763   $506,673  $393,530   $389,521   $407,134
  Total Assets                                       $701,421   $572,630  $437,867   $408,713   $416,584
  Capital Funds                                      $191,609   $178,358  $145,317   $132,089   $125,348
  Stockholder's Equity                               $132,309   $114,133  $ 83,127   $ 73,669   $ 70,498
  Ratio of Total Debt to Stockholder's Equity           4.2:1      3.9:1     4.1:1      4.5:1      4.8:1
  Ratio of Senior Debt to Capital Funds                 2.6:1      2.1:1     1.9:1      2.1:1      2.3:1
                                                     --------   --------  --------   --------   --------
Operating Data:
  Income Before Taxes and Extraordinary Item         $ 39,950   $ 26,093  $ 16,307   $ 10,493   $ 10,785
  Net Income                                         $ 22,772   $ 14,573  $  9,458   $  6,191   $  6,471
  Net Int. Rev. as a Percent of Avg. Assets *            9.3%      8.4%       7.3%       6.4%       6.8%
  Pretax Return on Average Assets *                      6.6%      5.3%       3.8%       2.5%       2.7%
  Return on Average Assets *                             3.8%      2.9%       2.2%       1.5%       1.6%

* Average assets exclude unrealized gains on marketable debt and equity

                          FOOTHILL CAPITAL CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1994, 1993 AND 1992

                                 [LETTERHEAD]




                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Foothill Capital Corporation

We have audited the accompanying consolidated balance sheets of Foothill Capital Corporation (the "Company") as of December 31, 1994 and 1993, and the related consolidated statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Foothill Capital Corporation at December 31, 1994 and 1993 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Notes to the Financial Statements, in 1993, the Company changed its methods of accounting for income taxes and certain debt and equity securities.


                                            ERNST & YOUNG LLP



January 26, 1995

                          FOOTHILL CAPITAL CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993
                             (Dollars in thousands)

                                                                                           1994            1993
                                                                                        ---------       ---------
ASSETS

Cash and cash equivalents                                                               $ 31,876        $ 45,498
Equity securities                                                                         25,386          25,003
Finance receivables:
    Revolving loans                                                                      474,714         319,792
    Term loans                                                                           174,049         186,881
                                                                                        --------        --------
        Finance receivables                                                              648,763         506,673


    Allowance for credit losses                                                           16,957          13,857
                                                                                        --------        --------
        Finance receivables, net                                                         631,806         492,816

Repossessed assets, net                                                                      556               -
Property and equipment, at cost less accumulated depreciation
    and amortization ($2,438 in 1994;  $1,769 in 1993)                                     2,387           2,269
Other assets                                                                               9,410           7,044
                                                                                        --------        --------
                                                                                        $701,421        $572,630
                                                                                        ========        ========

LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
    Commercial paper                                                                    $214,897        $148,283
    Other short term borrowings                                                           10,000               -
    Senior notes payable                                                                 267,633         233,817
    Accounts payable and accrued liabilities                                              17,282          12,172
    Subordinated notes and debentures                                                     59,300          64,225
                                                                                        --------        --------
        Total liabilities                                                                569,112         458,497
                                                                                        --------        --------
Commitments and contingencies
Stockholder's equity:
    Common stock, $1 par value, 3,000,000 shares authorized,
        1,575,000 shares issued and outstanding                                            1,575           1,575
    Capital in excess of par value                                                        41,950          41,950
    Unrealized gains, net of tax, on marketable debt and equity securities                11,837          16,433
    Retained earnings                                                                     76,947          54,175
                                                                                        --------        --------
        Total stockholder's equity                                                       132,309         114,133
                                                                                        --------        --------
                                                                                        $701,421        $572,630
                                                                                        ========        ========



                            See accompanying notes.

                          FOOTHILL CAPITAL CORPORATION
            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (Dollars in thousands)

                                                           1994            1993           1992
                                                          -------        -------         -------
Interest and fees earned                                  $85,713        $63,951         $54,575
Interest expense                                           29,494         22,218          23,113
                                                          -------        -------         -------
Net interest revenue                                       56,219         41,733          31,462


Gains from asset sales                                     14,549         13,179           8,305
Provision for credit losses                                 9,554         12,254           8,641
General and administrative expenses                        21,264         16,565          14,819
                                                          -------        -------         -------
Income before provision for income taxes                   39,950         26,093          16,307


Provision for income taxes                                 17,178         10,959           6,849
                                                          -------        -------         -------
Net income before extraordinary item                       22,772         15,134           9,458

Extraordinary item                                              -           (561)              -
                                                          -------        -------         -------
Net income                                                 22,772         14,573           9,458

Retained earnings, beginning of year                       54,175         39,602          30,144
Dividends paid to parent company                                -              -               -
                                                          -------        -------         -------

Retained earnings, end of year                            $76,947        $54,175         $39,602
                                                          =======        =======         =======


                            See accompanying notes.

                          FOOTHILL CAPITAL CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (Dollars in thousands)

                                                                         1994          1993         1992
                                                                     -----------   -----------   ----------
OPERATING ACTIVITIES:
    Net income before extraordinary item                             $    22,772   $    15,134   $    9,458
    Adjustments to reconcile net income before extraordinary
        item to net cash provided by operating activities:
            Provision for credit losses                                    9,554        12,254        8,641
            Depreciation and amortization                                    732           560          524
            Amortization of debt issuance costs                              596           800          823
            Increase in accounts payable and accrued liabilities           5,110           278        5,450
            Other                                                         (2,796)       (1,460)       2,176
                                                                     -----------   -----------   ----------
    Net cash provided by operating activities                             35,968        27,566       27,072
                                                                     -----------   -----------   ----------

INVESTING ACTIVITIES:
    Proceeds received from finance receivables and
        sales of repossessed assets                                    7,454,710     4,597,475    3,727,092
    Disbursements made for net finance receivables
        and repossessed assets                                        (7,610,081)   (4,722,288)  (3,734,757)
    Proceeds from sales of investments                                     1,126         4,851        1,468
    Purchase of property and equipment                                      (850)       (1,277)        (642)
                                                                     -----------   -----------   ----------
    Net cash used in investing activities                               (155,095)     (121,239)      (6,839)
                                                                     -----------   -----------   ----------
FINANCING ACTIVITIES:
    Proceeds from commercial paper sales                               1,676,022       786,633      661,540
    Payments on commercial paper maturities                           (1,609,408)     (703,265)    (607,511)
    Proceeds from senior notes payable and net bank borrowings            70,000        70,000      100,000
    Payments on senior notes payable and net bank borrowings             (26,184)      (52,743)    (143,553)
    Proceeds from subordinated notes                                           -        25,000       10,000

    Payments on subordinated notes                                        (4,925)      (22,965)      (6,230)
    Dividends paid to parent company                                           -             -            -
                                                                     -----------   -----------   ----------
    Net cash provided by financing activities                            105,505       102,660       14,246
                                                                     -----------   -----------   ----------
Net increase (decrease) in cash and cash equivalents                     (13,622)        8,987       34,479
Cash and cash equivalents at beginning of year                            45,498        36,511        2,032
                                                                     -----------   -----------   ----------
Cash and cash equivalents at end of year                             $    31,876   $    45,498   $   36,511
                                                                     ===========   ===========   ==========
Cash paid during the year for:
   Interest expense                                                  $    30,518   $    22,041   $   21,911
   Income taxes (paid to parent company)                             $    18,807   $    10,936   $    8,417
                                                                     ===========   ===========   ==========


                            See accompanying notes.

                          FOOTHILL CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

         Foothill Capital Corporation ("Foothill Capital" or the "Company"), a wholly owned subsidiary of The Foothill Group, Inc. (the "Parent"), is engaged in the commercial finance business, which includes revolving and term lending secured by accounts receivable, inventory, real estate and /or personal property and equipment. The consolidated financial statements include the accounts of FCC Holdings Limited, a wholly owned subsidiary of Foothill Capital Corporation. All intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year amounts to conform to the 1994 presentation. For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.


Securities available for sale

         At December 31, 1993, the Company adopted the requirements of FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and classified its marketable debt and equity securities as "available for sale." Accordingly, these securities have been marked-to-market, with the increase in their carrying value, net of income tax, included as a component of stockholder's equity. The equity securities at December 31, 1994 and 1993 were received as a result of several exchanges of non- public debt instruments and discounted receivables for new securities of the reorganized debtors.


Finance receivables

         Finance receivables are generally stated at the principal amount net of unearned discounts and deferred fees (net of costs). Interest income includes interest on finance receivables, which is recognized as earned (interest method), and amortization of loan fees. Loan fees, net of initial direct costs, are deferred and recognized over the term of the loan commitment using a similar method.

         It is the Company's general policy to suspend the recognition of income on term loans which are 61 days or more contractually delinquent. Recognition of income is generally resumed, and suspended income is recognized, when the loan becomes contractually current or collection of suspended amounts is assured.

         One of the Company's lending activities involves the purchase of significantly discounted finance receivables which are generally due from borrowers in reorganization or in the midst of restructuring. The Company does not amortize these discounts into income, but does recognized interest income on a cash basis.


Allowance for credit losses

         The Company maintains a general allowance for credit losses at an amount deemed adequate to cover potential losses on finance receivables. The amount of the allowance is based on management's evaluation of numerous factors, including adequacy of collateral supporting finance receivables and historical loss experience, and reflects management's best estimate of the necessary level of the allowance for credit losses.

                          FOOTHILL CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994


Repossessed assets

         Repossessed assets are included in the financial statements at the lower of cost or estimated realizable value. Estimated realizable values are based on management's evaluation of numerous factors, including estimated holding periods and costs, appraisals, sales of comparable assets and estimated market conditions at projected disposal dates, and do not necessarily represent current auction values. The Company's write-off policy is based on a loan by loan review. Repossessed assets, net of specific writedowns, were $556,000 at December 31, 1994. The Company did not have any repossessed assets as of December 31, 1993.


Income Taxes

         The Company and its Parent file a consolidated federal income tax return and combined state tax returns. Income taxes are allocated by the Parent to the Company as though the Company filed separate income tax returns.

         Effective January 1, 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes." Under Statement No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns, and were measured using the tax rate in effect in the year the difference originated. As permitted by Statement
No. 109, the Company has elected not to restate the financial statements for any prior years. The effect of the change on income at January 1, 1993, and for the year ended December 31, 1993 was not significant.


Recognition of Gains

         Gains from asset sales result principally from sales and exchanges of marketable debt and equity securities and totaled $14,549,000, $13,179,000 and $8,305,000 for the years ended December 31, 1994, 1993 and 1992, respectively. The net gains in 1994, 1993 and 1992 were comprised of gross realized gains of $15,073,000, $13,583,000 and $9,145,000 and gross realized losses of $524,000,
$404,000 and $840,000 resulting from sale and exchange transactions having proceeds of $67,592,000, $45,039,000 and $45,158,000, respectively. Gain or loss is determined based on the difference between proceeds and the carrying cost for each security liquidated.

         Certain of these gains resulted from reorganizations by borrowers in which the Company exchanged receivables purchased at a discount primarily for new debt or equity securities of the reorganized borrowers. The new securities received were recorded at fair value, if determinable, when issued to the Company. The excess of fair value, if any, over the Company's cost of the receivable is recorded as a gain upon reorganization. Net gains resulting from exchange transactions included above totaled $376,000, $2,924,000 and $3,819,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

                          FOOTHILL CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994


NOTE 2.    FINANCE RECEIVABLES

         The Company is engaged primarily in the commercial finance business, which includes revolving and term lending secured by accounts receivable, inventory, real estate and/or personal property and equipment. The Company attempts to offset lending risk by providing credit only on a fully collateralized basis.

         The following table shows the net amounts due (before allowance for credit losses) in the various lending categories and the percentages of the total represented by each category at December 31:

                                                           1994                                   1993
                                                 ---------------------------           ----------------------------
                                                                       % of                                   % of
(Dollars in thousands)                            Amount              Total             Amount               Total
                                                 ---------            ------           ---------             ------
Revolving loans:
  Originated loans                               $ 470,626             72.5%           $ 309,409             61.1%
  Purchased loans:
    Discounted receivables                           4,088              0.6%              10,383              2.0%
                                                 ---------            -----            ---------            -----
    Total revolving loans                          474,714             73.1%             319,792             63.1%
                                                 ---------            -----            ---------            -----

Term loans:
  Originated loans:
    Revolving related                               66,996             10.4%              52,198             10.3%
    Stand alone                                     78,085             12.0%             100,804             19.9%
  Purchased loans:
    Non-public debt instruments                          -                 -               4,587              0.9%
    Discounted receivables                          28,968              4.5%              29,292              5.8%
    Public debt instruments                              -                 -                   -                 -
                                                 ---------            -----            ---------            -----
    Total term loans                               174,049             26.9%             186,881             36.9%
                                                 ---------            -----            ---------            -----
                                                 $ 648,763            100.0%           $ 506,673            100.0%
                                                 =========            =====            =========            =====

         The approximate maturities of loans, net of discounts associated with purchased loans, for the various categories are as follows at December 31, 1994:

(Dollars in thousands)                                               Term Loans
                                                 -------------------------------------------------
                      Revolving Loans              Originated Loans               Purchased
                  ------------------------       --------------------     ------------------------
                               Discounted        Revolving    Stand       Non-public   Discounted
                  Originated   Receivables        Related     Alone       Debt Instr.  Receivables         Total
                  ----------   -----------       ---------   --------     -----------  -----------       ---------
1995              $ 158,660      $ 1,419         $ 18,886    $ 17,621         $ -        $ 3,958         $ 200,544
1996                143,032        1,326           20,813       9,733           -          6,831           181,735
1997                116,797        1,041            5,809      31,789           -          2,677           158,113
1998                  4,937          302            4,124       3,925           -          3,749            17,037
1999                 46,841            -           17,364       6,337           -          3,931            74,473
Thereafter              359            -                -       8,680           -          7,822            16,861
                  ---------      -------         --------    --------         ---       --------         ---------
    Total         $ 470,626      $ 4,088         $ 66,996    $ 78,085         $ -       $ 28,968         $ 648,763
                  =========      =======         ========    ========         ===       ========         =========

                          FOOTHILL CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994

         The Company extends credit lines of up to $100,000,000 by participating portions of these lines with other commercial finance lenders. Under the terms of its various borrowing agreements, Foothill Capital's largest allowable loan (net of participations) at December 31, 1994 was $28,741,000. The Company's largest loan (net of participations) to any borrower and its affiliates was $17,886,000 and $13,568,000 at December 31, 1994 and 1993,
respectively. Loans are made in numerous industries. The largest industry loan concentrations at December 31, 1994 were wholesale trade - durable goods (12.8%), credit agencies other than banks (7.7%), wholesale trade - nondurable goods (7.6%), and machinery (6.3%). With the exception of California, which represented 29.7% of the finance receivable portfolio at December 31, 1994, headquarters of the Company's borrowers are not concentrated geographically.

         Revolving loans are normally contractually due within three years under revolving credit agreements. These loans, totaling $474,714,000 ($319,792,000 in 1993), are shown at the unpaid balance of cash advanced and are secured by $1,888,934,000 of underlying trade accounts receivable and inventory at December 31, 1994 ($1,346,172,000 at December 31, 1993). The amounts of cash advanced under these loans are based upon stated percentages of the borrowers' eligible trade accounts receivable and specific advance rates on borrowers' eligible inventory. At December 31, 1994 and 1993, the amounts shown on the balance sheets have been reduced by nonrecourse loan participations of $187,617,000 and $92,229,000, respectively. Included in these nonrecourse loan participations are participations sold to the Parent totaling $6,454,000 and $6,581,000 at December 31, 1994 and 1993, respectively.

         Generally, term loans are due over periods up to five years and are collateralized by security agreements on various types of equipment, other assets and/or mortgages on real property. This category includes term loans originated by the Company to borrowers in conjunction with making revolving loans, as well as on a stand alone basis. This category also includes purchased receivables which are defined as non-public debt instruments including bank loans and private placements, public debt instruments including registered bonds, notes and debentures, and discounted receivables (which includes public debt instruments and non-public debt instruments acquired at significant discounts and which were in contractual default at the time of the Company's purchase) originated by other lenders and purchased by the Company. The Company generally becomes a member of a group of several lenders with respect to each of these purchased receivables. At December 31, 1994 and 1993, the term loans have been reduced by nonrecourse loan participations of $30,435,000 and $15,517,000, respectively, including amounts sold without recourse to the Parent of $967,000 and $2,545,000 at December 31, 1994 and 1993, respectively.

         Finance receivables have been reduced by unearned income of $11,506,000 and $7,160,000 at December 31, 1994 and 1993, respectively.
Unearned finance income is primarily composed of deferred loan fees and deferred income on finance receivables.

         At December 31, 1994 and 1993, income recognition was suspended on $405,000 and $10,366,000, respectively, of term loans. In addition, at December 31, 1994 and 1993, the Company had $5,930,000 in revolving loans in the process of liquidation on which income had been deferred.

         Discounted finance receivables which were paying interest currently totaled $25,205,000 and $33,708,000 at December 31, 1994 and 1993,
respectively. Interest income is not accrued or recognized on the remaining discounted finance receivables which totaled $7,851,000 and $5,967,000 at the same dates. Gains or losses, as appropriate, are recorded with respect to these receivables as they are liquidated through sale, exchange or other distributions received upon borrowers' reorganization or restructuring.

                          FOOTHILL CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994

         In May 1993, the Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement addresses the accounting by creditors for impairment of certain loans. It requires that impaired loans generally be measured based on the present value of expected future cash flows discounted at the loan's effective rate. This Statement is effective for fiscal years beginning after December 15, 1994. Management believes that the adoption of this pronouncement will not significantly impact the Company's financial statements.

NOTE 3.    ALLOWANCE FOR CREDIT LOSSES

           Activity in the allowance for credit losses is as follows for the years ended December 31:

(DOLLARS IN THOUSANDS)                                                   1994             1993             1992
                                                                       --------         --------         ---------
Allowance for credit losses on finance receivables:
    Balance at beginning of year                                         $13,857          $10,527         $  8,047
    Provision for credit losses                                            9,554           12,254            8,641
    Actual writeoffs, net                                                 (6,454)          (8,924)          (6,161)
                                                                         -------          -------          -------
    Balance at end of year                                               $16,957          $13,857          $10,527
                                                                         =======          =======          =======

NOTE 4.    SENIOR NOTES PAYABLE AND COMMERCIAL PAPER

Commercial paper, other short term borrowings and senior notes payable consist of the following at December 31:

(DOLLARS IN THOUSANDS)                                                                                1994                1993
                                                                                                    --------           ---------
Commercial paper                                                                                    $214,897            $148,283

Other short term borrowings                                                                           10,000                   -

Senior notes payable:
    Notes with interest at 9.25% payable semiannually, principal payable in annual installments of $8,000 commencing March 1995 through March 1998, with
        the balance due in March 1999                                                                 40,000              40,000
    Notes with interest at 9.8% payable semiannually, principal payable in annual installments of $5,850 through December 1998, with balance due in
        December 1999                                                                                 29,300              35,150
    Notes with interest ranging from 5.54% to 10.35% payable semiannually with
        principal maturities ranging from January 1995 to November 2000                              158,000             148,000
    Notes with floating interest payable quarterly with principal balance
        ranging from September 1995 to September 1996                                                 40,000                   -
    Notes with floating interest payable quarterly with the principal balance due
        in August 1994                                                                                     -              10,000
    Notes with interest at 13.125% payable semiannually, principal payable in
        semiannual installments of $167 through November 1995                                            333                 667
                                                                                                    --------            --------
Total senior notes payable                                                                           267,633             233,817
                                                                                                    --------            --------
Total senior notes payable, other short term borrowings and commercial paper                        $492,530            $382,100
                                                                                                    ========            ========

                          FOOTHILL CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994

         The Company has committed revolving credit facilities with banks totaling $345,000,000 ($235,000,000 in 1993) which are used primarily to support commercial paper outstanding. Interest rates under these facilities are based on the prime lending rate or, at the Company's option, at a certain spread over the London Interbank Offered Rate ("LIBOR"). The credit facilities consist of a $230,000,000 multi-year revolving credit facility expiring on June 30, 1997 and a $115,000,000 revolving credit facility expiring on June 29, 1995. The $115,000,000 revolving credit facility allows the Company to convert outstanding borrowings into a one-year term loan prior to maturity.

         The Company has two uncommitted lines of credit with banks totaling $30,000,000 which are used for overnight borrowings. The interest rates under these lines are based on the daily Federal Funds rate.

         During 1994, the Company issued commercial paper with maturities generally ranging from 7 to 266 days. At December 31, 1994, interest rates on commercial paper ranged from 5.20% to 6.90%.

         In order to better match rate sensitive assets and liabilities, the Company executes interest rate swaps to effectively convert its fixed rate senior and subordinated debt obligations to floating rates. Under these swap agreements, the Company is required to pay interest semiannually at floating rates calculated at the average monthly Federal Reserve commercial paper composite rate or the one, three and six-month LIBOR rates on aggregate principal balances. In return, Foothill Capital receives interest payments semiannually on the same principal balances at fixed rates. The differential to be paid or received on all swap agreements is accrued currently as interest rates change. At December 31, 1994 and 1993, the weighted average interest rates on fixed rate long-term debt, including the effect of interest rate swaps, were 6.21% and 5.91%, respectively. The Company's credit risk with respect to these swaps is the risk of nonperformance by the counterparties to the agreements. The Company does not anticipate nonperformance because such counterparties to these agreements are major banks. As of December 31, 1994, Foothill Capital had swap agreements totaling $285,000,000.

         Loan agreements relating to the revolving credit facilities, senior notes and subordinated notes discussed in Notes 4 and 5 contain restrictive covenants which must be met. At December 31, 1994 and during the year then ended, the Company was in compliance with such covenants. Under the more restrictive provisions of the agreements, the Company must maintain defined minimum net worth levels and certain defined leverage ratios must be met. Dividend payments to its Parent are also limited. Amounts available for dividends to the Parent under these agreements at December 31, 1994 total $26,712,000.

           During 1993, the Company prepaid approximately $29,000,000 of senior and subordinated notes. This prepayment of debt resulted in an extraordinary after tax charge of $561,000 in the fourth quarter of 1993. These nonrecurring extraordinary charges included early repayment penalties along with the elimination of unamortized deferred costs on the aforementioned debt obligations.

         At December 31, 1994, the annual principal installments due in the next five years on senior notes payable are follows:

(DOLLARS IN THOUSANDS)
- ----------------------
1995                                        $ 70,183
1996                                          45,850
1997                                          66,850
1998                                          38,850
1999                                          30,900
Thereafter                                    15,000
                                            --------
                                            $267,633
                                            ========

                          FOOTHILL CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994

NOTE 5.    SUBORDINATED NOTES AND DEBENTURES

         Subordinated notes and debentures, which are subordinated to all other indebtedness of the Company, consist of the following at December 31:

(DOLLARS IN THOUSANDS)                                                                             1994                  1993
- ----------------------                                                                           --------              -------
Senior subordinated:
    Notes with interest at 7.46% payable semiannually, principal payable in annual installments of $4,167 commencing November 1998 through November
        2002 with the balance due in November 2003                                                $25,000              $25,000
    Notes with interest at 8.93% payable semiannually, principal payable in annual installments of $1,143 commencing December 1996 through December
        2001 with the balance due in December 2002                                                  8,000                8,000
    Notes with interest at 11.26% payable semiannually, principal payable in annual
        installments of $700 through April 1999 with balance due in April 2000                      4,300                5,000
    Notes with interest at 10.6% payable semiannually, principal payable in annual
        installments of $575 through December 1998 with balance due in December 1999                2,850                3,425
    Notes with interest at 13.625% payable semiannually, principal payable in
        semiannual installments of $250 through November 1995                                         500                1,000
Junior subordinated:
    Debentures payable to Parent with interest at 12.5% payable semiannually, principal payable in annual installments of $750 through October 1997 with
        the balance due in October 1998                                                             4,750                5,500
    Notes payable to Parent with interest at 10.83% payable quarterly, principal
        payable in annual installments of $1,000 through February 1998                              4,000                5,000
    Notes with interest at 12.26% payable semiannually, principal payable in annual
        installments of $700 through April 1999 with balance due in April 2000                      4,300                5,000
    Notes with interest at 11.82% payable quarterly, principal payable in annual
        installments of $700 through December 1998 with balance due in December 1999                3,600                4,300
    Notes with interest at 9.93% payable semiannually, principal payable in annual installments of $286 commencing December 1996 through December
        2001 with the balance due in December 2002                                                  2,000                2,000
                                                                                                  -------              -------
Total subordinated notes payable                                                                  $59,300              $64,225
                                                                                                  =======              =======

         The subordinated notes, with the exception of notes and debentures payable to the Parent, have the same restrictions as set forth in Note 4. At December 31, 1994, the annual principal installments due on subordinated notes and debentures in the next five years are as follows:

(DOLLARS IN THOUSANDS)
- ---------------------
1995                                          $ 4,925
1996                                            5,854
1997                                            5,854
1998                                           11,771
1999                                            8,346
Thereafter                                     22,550
                                              -------
                                              $59,300
                                              =======

                          FOOTHILL CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994

NOTE 6.    ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

           The following estimates are required under FASB Statement No. 107, "Disclosures About Fair Value of Financial Instruments." These estimates may not represent values which would be received should these financial instruments be sold, liquidated or otherwise terminated. The estimated fair values for the Company's financial assets, and related off-balance sheet financial instruments at December 31, 1994 and 1993 are summarized below:

                                                    1994                                      1993
                                        -----------------------------             -----------------------------
                                        CARRYING            ESTIMATED             CARRYING            ESTIMATED
(DOLLARS IN THOUSANDS)                   AMOUNT            FAIR VALUE              AMOUNT            FAIR VALUE
- ----------------------                  --------           ----------             --------           ----------
Cash and cash equivalents               $ 31,876             $ 31,876             $ 45,498            $ 45,498
                                        ========             ========             ========            ========

Revolving loans:
    Originated loans                    $470,626             $478,006             $309,409            $315,141
    Purchased:
        Discounted receivables             4,088                5,348               10,383              11,141
                                        --------           ----------             --------           ----------
        Total revolving loans            474,714              483,354              319,792             326,282
                                        --------           ----------             --------           ----------

Term loans:
    Originated loans:
        Revolving related                 66,996               68,392               52,198              52,506
        Stand alone                       78,085               81,886              100,804             110,371
    Purchased:
        Non-public debt                       -                    -                 4,587               4,592
        Discounted receivables            28,968               29,675               29,292              33,747
        Public debt                           -                    -                    -                   -
                                        --------           ----------             --------           ----------
        Total term loans                 174,049              179,953              186,881             201,216
                                        --------           ----------             --------           ----------
               Total Finance            $648,763             $663,307             $506,673            $527,498
                                        ========             ========             ========            ========

Equity securities - available           $ 25,386             $ 26,406             $ 25,003            $ 26,640
                                        ========             ========             ========            ========

Commitments to extend credit
     (Committed amount: $259,354 at 12/31/94;                $  1,475                                 $    916
Guarantees and letters of
     (Contract amount: $65,332 at 12/31/94;                  $  1,116                                 $    591
                                                             ========                                 ========

                          FOOTHILL CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994



   Estimated fair values are calculated as follows:

- - Cash and cash equivalents: The carrying amounts for cash and cash equivalents approximate fair value.
- - Originated loans: Fair value and carrying value for the revolving and variable-rate originated loan portfolios are similar as these portfolios reprice frequently. The estimated fair value of the fixed-rate portion of the originated loan portfolio is calculated by discounting scheduled cash flows through contractual maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans.
- - Purchased loans: Purchased loans above have an estimated market value of $35,023,000, which is $1,967,000 more than carrying value at December 31, 1994. At December 31, 1993, these loans had an estimated market value of $49,479,000, which was $5,218,000 more than carrying value. Management has classified purchased loans as "available for sale," and has thus included the unrealized gains and losses from this portfolio, net of tax, as a separate component of stockholder's equity as specified in FASB Statement No. 115. Market values are based on available market information which may be limited as certain loans are rarely or infrequently traded on the open market. Management estimates market values based on discussions with brokers, investment bankers or market makers, as well as on prices of recent trades of identical or similar debt instruments. Such estimates may not necessarily represent actual trades. Market values may not be indicative of collateral values supporting such loans.
- - Equity securities: Current market values of equity securities are estimated by the Company's management based primarily on public market quotations for the majority of the securities.
- - Commitments to extend credit: The fair value of commitments to extend credit is calculated by combining commitment fees collected but unearned as of December 31, 1994 with an estimate of unused line fees to be earned during 1995. The actual level of unused line fees earned during 1995 will vary based on actual line usage as well as growth of the finance receivable portfolio.
- - Guarantees and letters of credit: Fair value is the estimated net amount of letters of credit and guarantee fees to be earned during 1995 assuming historical experience continues as to letters of credit drawings, replacements, and fee levels. The actual level of guarantee and letters of credit income will vary based on actual drawings and replacements as well as the growth of the finance receivable portfolio.


   The estimated fair values for the Company's financial liabilities and related interest rate swap agreements at December 31, 1994 and 1993 are summarized below:

                                                               1994                                 1993
                                                  -----------------------------         ----------------------------
                                                   CARRYING          ESTIMATED           CARRYING         ESTIMATED
(DOLLARS IN THOUSANDS)                              AMOUNT          FAIR VALUE            AMOUNT          FAIR VALUE
                                                  -----------      ------------         -----------      -----------
Commercial paper                                   $  214,897        $  214,897          $  148,283        $148,283
Other short term borrowings                            10,000            10,000                  -                -
Long-term senior notes payable                        267,633           260,776             233,817          241,571
Long-term subordinated notes and debentures            59,300            57,216              64,225           65,827
Interest rate swap agreements
 (Notional amount: $285,000 at 12/31/94;
   $285,000 at 12/31/93                                                  (9,941)                               8,759
                                                   ==========        ==========          ==========        =========



                          FOOTHILL CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994

   Estimated fair values are calculated as follows:

- - Commercial paper and other short term borrowings: Fair value and carrying value are identical due to the short maturity and repricing of these instruments.
- - Senior notes payable and subordinated notes and debentures: Fair value is calculated by discounting scheduled cash flows through contractual maturity using estimated market discount rates.
- - Interest rate swap agreements: Fair value is obtained from dealer quotes. These values represent the estimated amount the Company would receive to terminate the agreements, taking into account current interest rates and, when appropriate, the current credit worthiness of the counterparties. The Company does not intend to unwind these agreements as they are used to effectively convert the fixed rates on long-term debt to variable rates and match interest sensitive assets and liabilities. (See Note 4.)


NOTE 7.  INCOME TAXES

         The provision for income taxes was 43% and 42% for the years ended December 31, 1994 and 1993, respectively, and was based on combined state and federal statutory rates.

         The provision for income taxes for the years ended December 31, 1994, 1993 and 1992 consists of the following:

(DOLLARS IN THOUSANDS)                                 1994            1993           1992
                                                     --------        --------       --------
Federal:
    Current                                          $14,353          $ 8,316        $ 6,538
    Deferred                                          (1,969)            (227)        (1,646)
                                                     -------          -------        -------
                                                      12,384            8,089          4,892
                                                     -------          -------        -------
State:
    Current                                            5,260            2,876          2,453
    Deferred                                            (466)              (6)          (496)
                                                     -------          -------        -------
                                                       4,794            2,870          1,957
                                                     -------          -------        -------
                                                     $17,178          $10,959        $ 6,849
                                                     =======          =======        =======


         Significant temporary differences that give rise to deferred tax assets and liabilities as of December 31, 1994 and 1993 are as follows:

                                                     1994                        1993
                                            ---------------------       -----------------------
(DOLLARS IN THOUSANDS)                       ASSET      LIABILITY        ASSET        LIABILITY
                                            -------     ---------       -------       ---------
Allowance for credit losses                 $7,014       $    -          $5,574         $    -
Debt exchange transactions                       -        1,051               -            951
State taxes                                  1,129            -             778              -
Leasing                                          -           32               -             56
Other, net                                     114            -             341              -
                                            ------       ------          ------         ------
                                            $8,257       $1,083          $6,693         $1,007
                                            ======       ======          ======         ======


                          FOOTHILL CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994

NOTE 8.  TRANSACTIONS WITH AFFILIATES

         During the years ended December 31, 1994, 1993 and 1992, the Company was charged $750,000 annually in management fees by the Parent.

         The Company has $4,750,000 in 1994 ($5,500,000 in 1993) in
subordinated debentures and $4,000,000 ($5,000,000 in 1993) in subordinated notes payable to the Parent. Interest expense paid to the Parent for the years ended December 31, 1994, 1993 and 1992 amounted to $1,135,000, $1,315,000 and
$1,529,000, respectively.

         The Company has agreements to jointly purchase loans with Foothill Partners, L.P. and Foothill Partners II, L.P., limited partnerships in which the Parent is a general partner. At December 31, 1994, loans outstanding which were purchased under these agreements by the Company amounted to $33,056,000. Loan purchases under these agreements are subject to the Company's normal due diligence and loan approval processes.


NOTE 9.  RETIREMENT SAVINGS AND SUPPLEMENTAL BENEFIT PLANS

         The Company sponsors an employee savings plan under section 401(k) of the Internal Revenue Code. This plan covers substantially all employees. Employees may contribute up to 15% of their salary (to a maximum of $9,240 for calendar 1994) and the Company matches employee contributions equal to 100% of the first 6% of compensation contributed by each participant. Amounts charged against income were $390,000, $308,000 and $289,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

         In 1991, the Company established an unfunded supplemental benefit plan for certain officers that provides for payment to participants upon retirement from the Company's service. The charge to expense, using an actuarial determination of the present values of the estimated future payments was $292,000, $254,000 and $233,000 in 1994, 1993 and 1992, respectively.


NOTE 10.   COMMITMENTS AND CONTINGENCIES

Rentals

         The following is a schedule by years of future minimum rental payments required under the operating leases for the Company's office facilities. This lease contains one five-year renewal option and requires the Company to pay a share of the building's common operating expenses.

(DOLLARS IN THOUSANDS)

1995                                     $1,096
1996                                      1,212
1997                                      1,212
1998                                      1,212
1999                                      1,212
Thereafter                                  606
                                         ------
                                         $6,550
                                         ======

         The total rental expense for all leases, except those with remaining terms of a month or less that were not renewed, for the years ended December 31, 1994, 1993 and 1992 was approximately $984,000, $952,000 and $942,000, respectively.

                          FOOTHILL CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1994

Letters of Credit and Guarantees

         The Company has two committed letter of credit issuance facilities with banks totaling $95,000,000 under which the Company guarantees letters of credit issued for the benefit of its borrowers. These facilities have terms of one year. As of December 31, 1994, the Company had issued guarantees and letters of credit on behalf of its borrowers totaling $65,332,000, net of participants' commitments totaling $41,214,000. Letters of credit are an integral part of the Company's business and contingent liabilities under these letters of credit are collateralized by borrowers' collateral.


Unfunded Commitments

         In the normal course of business, the Company has unfunded commitments associated with its revolving lending activities. These unfunded commitments vary on a daily basis and are based on the eligibility of the borrowers' receivables. As of December 31, 1994, the Company had unfunded commitments of $240,104,000 in the revolving loan portfolio.

         In addition, the Company had approved new loan commitments totaling $19,250,000 at December 31, 1994. However, funded amounts are expected to be less because actual advances will be based on the borrowers' eligible collateral at the time of funding.


Litigation

         There are several lawsuits and claims pending against the Company which management considers incident to normal operations, some of which seek substantial monetary damages. Management, after review, including consultation with counsel, believes that any ultimate liability which could arise from these lawsuits and claims would not materially affect the financial position or results of operations of the Company.

                          FOOTHILL CAPITAL CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                (NOT COVERED BY REPORT OF INDEPENDENT AUDITORS)

                          FOOTHILL CAPITAL CORPORATION
                            SELECTED FINANCIAL DATA
                      THREE YEARS ENDED DECEMBER 31, 1994

(DOLLARS IN THOUSANDS)
                                          1994                             1993                              1992
                                         --------------------------        -----------------------          ----------------------
SELECTED OPERATING DATA (1):
    Interest and fees earned              $ 85,713          14.1%          $ 63,951          12.9%           $ 54,575        12.7%
    Interest expense                        29,494           4.8%            22,218           4.5%             23,113         5.4%
                                         --------------------------        -----------------------          ----------------------
    Net interest revenue                    56,219           9.3%            41,733           8.4%             31,462         7.3%
    Gains from asset sales                  14,549           2.4%            13,179           2.6%              8,305         1.9%
    Provision for credit losses              9,554           1.6%            12,254           2.5%              8,641         2.0%
    General and admin. expenses             21,264           3.5%            16,565           3.3%             14,819         3.4%
                                         --------------------------        -----------------------          ----------------------
    Income before income taxes              39,950           6.6%            26,093           5.2%             16,307         3.8%
    Provision for income taxes              17,178           2.8%            10,959           2.2%              6,849         1.6%
                                         --------------------------        -----------------------          ----------------------
    Income before extraordinary             22,772           3.8%            15,134           3.0%              9,458         2.2%
    Extraordinary items                          -            -                (561)         (0.1)%                 -           -
                                         --------------------------        -----------------------          ----------------------
    Net income                            $ 22,772           3.8%          $ 14,573           2.9%            $ 9,458         2.2%
                                         ==========================        =======================          ======================
SELECTED BALANCE SHEET DATA:
    Total assets                          $701,421                         $572,630                          $437,867
    Average assets (2)                     608,856                          495,501                           431,120
    Finance receivables                    648,763                          506,673                           393,530
    Average finance receivables (2)        581,315                          476,382                           412,203
                                         ==========================        =======================          ======================

                                                       % of Total                       % of Total                        % ofTotal
                                                          Funds                           Funds                             Funds
    Sources of Funds Employed:                          Employed                         Employed                          Employed
                                                       ----------                        ---------                         --------
       Commercial paper                   $214,897          31.4%          $148,283          26.5%           $ 64,915        15.2%
       Other short term borrowings          10,000           1.5%                 -            -                    -          -
       Senior notes                        267,633          39.2%           233,817          41.6%            216,560        50.7%
       Long term subordinated notes:
           Senior subordinated              40,650           5.9%            42,425           7.6%             37,940         8.9%
           Junior subordinated              18,650           2.7%            21,800           3.9%             24,250         5.7%
       Stockholders' equity                132,309          19.3%           114,133          20.4%             83,127        19.5%
                                         --------------------------        -----------------------          ----------------------
       Total funds employed               $684,139         100.0%          $560,458         100.0%           $426,792       100.0%
                                         ==========================        =======================          ======================
Ratio of Total Debt to Equity             4.2:1                            3.9:1                            4.1:1
Ratio of Senior Debt to Capital           2.6:1                            2.1:1                            1.9:1
                                         ==========================        =======================          ======================


(1) Percentages are computed using average assets (excluding unrealized gains on investments).

(2) Average assets and net finance receivables are a monthly average.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


BUSINESS

         Foothill Capital Corporation ("Foothill Capital" or the "Company") was incorporated in 1971 in the State of California and operates its business primarily from one office located in Los Angeles, California. The Company is primarily engaged in making secured revolving credit and term loans to companies which have adequate collateral in the form of accounts receivable, inventory, equipment and other assets.

         Foothill Capital provides asset-based financing primarily to manufacturers, wholesale dealers, distributors and service enterprises. The Company's borrowers use the financing for working capital, restructurings, reorganizations, purchasing fixed assets and acquisitions. Foothill Capital operates its business according to clearly-defined formal credit approval, underwriting, collateral evaluation, credit monitoring and collection procedures. The Company's strength is its experience in analyzing complex transactions, appraising realizable (liquidation) asset values, creating innovative financing solutions, and then monitoring and controlling credit situations after a loan is made.

         Foothill Capital's "core" business consists of its traditional asset-based financing where loans are directly originated and serviced by the Company. The revolving loans are normally provided for up to three year periods and are secured primarily by accounts receivable and inventory. The Company typically advances to its clients between 50% and 85% of the amounts of eligible accounts receivable and between 15% and 50% of the amounts of eligible inventory. Eligible accounts receivable and inventory are determined by the Company based on the amount projected to be received in the event of a liquidation of the borrowers' assets. Term loans are frequently made in conjunction with revolving loans, are generally due within five years, and are secured by plant, equipment, real estate and other assets. Term loan amounts are based on the estimated net realizable value of the collateral securing the finance receivable in the event of a liquidation of the borrowers' assets.
Both revolving and term loans are made with full recourse to the borrower.

         Although Foothill Capital's primary business is originating its own finance receivables, the Company has also purchased, since 1983, senior secured debt instruments from other parties. These purchased receivables consist of public debt instruments, non-public debt instruments, and discounted receivables (primarily senior secured bank debt purchased at a discount from its principal amount from the original lender). During the past four years, the Company's principal emphasis in its purchased receivables portfolio has been the purchase of discounted receivables under co-investment arrangements with Foothill Partners, L.P. and Foothill Partners II, L.P., institutional limited partnerships in which The Foothill Group, Inc. is a general partner.
At December 31, 1994, Foothill Capital's purchased receivables portfolio represented 4.7% of total assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

ANALYSIS OF FINANCE RECEIVABLES DUE BY CATEGORIES

         The following table shows the net amounts due (before allowance for credit losses) as well as new loans funded and liquidations for the year ended December 31, 1994:

                                     BALANCE AT                        NET CHANGE IN                        BALANCE AT
                                      DEC. 31,      NEW CLIENTS       BORROWINGS FOR                         DEC. 31,
(DOLLARS IN THOUSANDS)                  1993           FUNDED        EXISTING CLIENTS       PAYOFFS           1994
                                     ----------     -----------      ----------------     ----------        ----------
Revolving loans:
   Originated loans                   $309,409        $238,012           $(13,255)        $ (63,540)         $470,626
   Purchased loans:
      Discounted receivables            10,383           4,824            (11,119)                -             4,088
                                      ---------       --------           --------         ---------          --------
          Total revolving loans        319,792         242,836            (24,374)          (63,540)          474,714
                                      ---------       --------           --------         ---------          --------

Term loans:
   Originated loans:
       Revolving related                52,198          46,436             (9,276)          (22,362)           66,996
       Stand alone                     100,804          18,867            (18,365)          (23,221)           78,085
    Purchased loans:
      Non-public debt                    4,587               -                  -            (4,587)                -
      Discounted receivables            29,292          20,316             (6,260)          (14,380)           28,968
      Public debt instruments                -               -                  -                 -                 -
                                      --------        --------           --------         ---------          --------
        Total term loans               186,881          85,619            (33,901)          (64,550)          174,049
                                      ---------       --------           --------         ---------          --------
            Total finance             $506,673        $328,455           $(58,275)        $(128,090)         $648,763
                                      ========        ========           ========         =========          ========


         Originated revolving and related term loans increased as a percent of total finance receivables from 71.4% at December 31, 1993 to 82.9% at December 31, 1994. Originated stand alone term loans and purchased loans decreased as a percent of finance receivables from 28.6% at December 31, 1993 to 17.1% at December 31, 1994.


RESULTS OF OPERATIONS

Year ended December 31, 1994 compared to year ended December 31, 1993:

         The Company recorded net income of $22,772,000 for the year ended December 31, 1994 compared to net income of $14,573,000 for the year ended December 31, 1993.

         The increase in net income was due primarily to (a) a significant increase in average finance receivables outstanding during 1994, (b) an increase in net interest revenue as a percent of average assets, (c) an increase in gains from asset sales, and (d) a decrease in the provision for credit losses, offset by increases in general and administrative expenses and the provision for income taxes as a percent of average assets.

Year ended December 31, 1993 compared to year ended December 31, 1992:

         The Company recorded net income of $14,573,000 for the year ended December 31, 1993 compared to net income of $9,458,000 for the year ended December 31, 1992.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

         The increase in net income was due primarily to (a) a significant increase in average finance receivables outstanding during 1993, (b) an increase in net interest revenue as a percent of average assets, and (c) a significant increase in gains from asset sales as a percent of average assets, offset by (d) increases in the provision for credit losses, general and administrative expenses and the provision for income taxes as a percent of average assets.


ANALYSIS OF NET INTEREST REVENUE

         Net interest revenue is interest income plus loan related fees less interest expense. See "Selected Financial Data". The Company does not currently accrue income on certain assets including discounted finance receivables due from certain borrowers in reorganization or in the midst of restructuring, nonperforming finance receivables and repossessed assets, but does incur holding costs (primarily interest expense), which adversely affect net interest revenue. Fees consist of fees and charges related to finance receivables. These fees arise from the Company's commercial lending activities and include servicing fees, prepayment penalties, commitment and guaranty fees, unused line of credit fees and other miscellaneous items.

Year ended December 31, 1994 compared to year ended December 31, 1993:

         Net interest revenue increased to $56,219,000 in 1994 from $41,733,000 in 1993 and increased as a percent of average assets to 9.3% in 1994 from 8.4% in 1993. The increase in net interest revenue as a percent of average assets was due primarily to (a) an increase in loan related fees as a percent of average assets, and (b) a reduction in cost of funds in relation to the prime interest rate due to a higher percentage of total borrowings funded by lower cost commercial paper. Loan related fees were $12,196,000 in 1994 compared to $7,315,000 in 1993.

Year ended December 31, 1993 compared to year ended December 31, 1992:

         Net interest revenue increased to $41,733,000 in 1993 from $31,462,000 in 1992 and increased as a percent of average assets to 8.4% in 1993 from 7.3% in 1992. The increase in net interest revenue as a percent of average assets was due primarily to (a) a significant reduction in cost of funds due to increases in outstanding commercial paper and the effect of swap agreements, and (b) an increase in the level of average interest free funds.

         Yearly net interest revenue comparisons are affected by, among other things, differences in the amount of interest-free funds (for example, equity). The following table illustrates the source of funds employed between interest-bearing borrowings and interest-free funds for the past three years.

                                                 1994                       1993                      1992
                                           ------------------        -------------------        ------------------
                                                        % OF                       % OF                      % OF
(DOLLARS IN THOUSANDS)                      AMOUNT      TOTAL         AMOUNT       TOTAL         AMOUNT      TOTAL
                                           --------     -----        --------      -----        --------     -----
Average interest-bearing borrowings        $486,876      80.0%       $390,925       78.9%       $343,094      79.6%
Average interest-free funds                 121,980      20.0%        104,576       21.1%         88,026      20.4%
                                           --------     -----        --------      -----        --------     -----
    Total                                  $608,856     100.0%       $495,501      100.0%       $431,120     100.0%
                                           ========     =====        ========      =====        ========     =====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESTULTS OF OPERATIONS (CONTINUED)

GAINS FROM ASSET SALES

         Gains from asset sales arise from sales or exchanges of finance receivables and equity securities, and occur irregularly. The Company periodically receives investment securities in connection with the restructuring of discounted receivables. The Company often does not control the timing of such restructurings.

         Total gains from asset sales were $14,549,000, $13,179,000, and $8,305,000 for the three years ending December 31, 1994, 1993, and 1992, respectively. As a percentage of average assets, total gains from asset sales were 2.4%, 2.6% and 1.9% for the three years ending December 31, 1994, 1993, and 1992, respectively.


WRITEOFFS AND ALLOWANCE FOR CREDIT LOSSES

         The Company maintains an allowance for possible credit losses at a level it considers adequate to cover future potential losses on finance receivables. The amount of the allowance is based on management's evaluation of numerous factors, including historical loss experience and adequacy of collateral. The level of the allowance is affected by the provision for losses charged to expense, writeoffs and recoveries of amounts previously written off.

         The following table illustrates the level of the allowance for credit losses, the provision charged to expense and writeoffs for the three years ended December 31, 1994:

                                                                               YEAR ENDED DECEMBER 31,
                                                                           --------------------------------
(DOLLARS IN THOUSANDS)                                                       1994        1993        1992
                                                                           --------    --------    --------
Finance receivables plus repossessed assets                                $649,319    $506,673    $395,312
Allowance for credit losses                                                $ 16,957    $ 13,857    $ 10,527
Percent of such allowance to finance receivables plus
    repossessed assets                                                         2.61%       2.73%       2.66%
Actual writeoffs during the period, net of recoveries                      $  6,454    $  8,924    $  6,161
Percent of actual writeoffs to finance receivables plus
    repossessed assets                                                         0.99%       1.76%       1.56%
Provision for credit losses charged to income during the period            $  9,554    $ 12,254    $  8,641
Percent of provision for credit losses to net writeoffs                         148%        137%        140%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESTULTS OF OPERATIONS (CONTINUED)

         The provision for credit losses decreased from $12,254,000 for the year ended December 31, 1993 to $9,554,000 for 1994. This decrease was primarily due to (a) a slight decrease in the general allowance for credit losses as a percent of finance receivables plus repossessed assets from 2.73% to 2.61% at December 31, 1993 and 1994, respectively, and (b) a significant decrease in actual writeoffs. Details of net writeoffs by portfolio type are as follows:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
(DOLLARS IN THOUSANDS)                                                            1994        1992         1992
                                                                                --------    --------     ---------
Revolving loans:
  Originated loans                                                              $           $   434      $   771
  Purchased loans:
     Discounted receivables                                                           -           -            -
         Total revolving loans                                                      (86)        434          771

Term loans:
  Originated loans:
    Revolving related                                                               150           -        1,368
    Stand alone                                                                   6,509       6,162        3,132
   Purchased loans:
     Non-public debt instruments                                                   (119)        (69)           -
     Discounted receivables                                                           -           -            -
     Public debt instruments                                                          -       2,397          890
                                                                                -------     -------      -------
       Total term loans                                                           6,540       8,490        5,390
                                                                                -------     -------      -------
           Total finance receivables                                            $ 6,454     $ 8,924      $ 6,161
                                                                                =======     =======      =======

NONPERFORMING FINANCE RECEIVABLES AND REPOSSESSED ASSETS

         The following table contains information concerning delinquencies on term loans under which installments are more than sixty days past due and repossessed assets, both of which are classified as nonperforming assets. Nonperforming assets have a significant negative effect on interest margin and general and administrative expense. See "General and Administrative Expense".

                                                                                    YEAR ENDED DECEMBER 31,
                                                                            --------------------------------------
(DOLLARS IN THOUSANDS)                                                        1994           1993          1992
                                                                            ---------      ---------     ---------
Finance receivables plus repossessed assets                                 $ 649,319      $ 506,673     $ 395,312
                                                                            =========      =========     =========
Repossessed assets, net                                                     $     556      $       -     $   1,782
Percent of preceding line to finance receivables plus
  repossessed assets                                                             0.09%             -          0.45%
Net balance on loans as to which installments are past due
  more than 60 days and on which income is being deferred                   $   6,335      $  16,296     $  20,275
Percent of preceding line to finance receivables plus
  repossessed assets                                                             0.98%          3.22%         5.13%
                                                                            ---------      ---------     ---------
Total nonperforming assets                                                  $   6,891      $  16,296     $  22,057
                                                                            =========      =========     =========
Percent of above to finance receivables plus repossessed assets                  1.06%          3.22%         5.58%
                                                                                 ====           ====          ====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESTULTS OF OPERATIONS (CONTINUED)

         Repossessed assets and other deferred loans have been written down, where appropriate, to estimated realizable values. These values are based on management's evaluation of numerous factors, including estimated holding costs and periods prior to ultimate disposition, appraisals, sales of comparable assets and estimated market conditions at projected disposal dates.


GENERAL AND ADMINISTRATIVE EXPENSE

         The following table sets forth major items of general and administrative expense:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                              ------------------------------------
(DOLLARS IN THOUSANDS)                                                          1994           1993         1992
                                                                              --------       -------       -------
Employee related                                                               $14,404       $11,497       $ 9,920
Occupancy and office                                                             1,838         1,631         1,460
Professional services                                                              218           281           328
Data processing and communications                                                 927           756           730
Credit and collection                                                            2,226         1,006         1,040
Advertising                                                                        463           317           273
Other (Primarily allocated expense from the Parent)                              1,188         1,077         1,068
                                                                               -------       -------       -------
    Total general and administrative expense                                   $21,264       $16,565       $14,819
                                                                               =======       =======       =======



Year ended December 31, 1994 compared to year ended December 31, 1993:

         As a percent of average assets, general and administrative expense increased from 3.3% to 3.5% for the years ended December 31, 1993 and 1994, respectively. In dollars, general and administrative expense increased from $16,565,000 in 1993 to $21,264,000 in 1994. The increase in dollars was primarily due to increases in employee compensation and related expenses, data processing, occupancy, and credit and collection expenses. Other categories remained relatively constant with prior years.

Year ended December 31, 1993 compared to year ended December 31, 1992:

         As a percent of average assets, general and administrative expense decreased from 3.4% to 3.3% for the years ended December 31, 1992 and 1993, respectively. In dollars, general and administrative expense increased from $14,819,000 in 1992 to $16,565,000 in 1993. The increase in dollars was primarily due to increases in employee compensation and related expenses and increases in occupancy and office expenses. Other categories remained relatively constant with prior years.


PROVISION FOR INCOME TAXES

         The Company and its parent file a consolidated federal income tax return and combined state tax returns. Income taxes, which are allocated to the Company by the parent, approximate amounts which would be provided in the accompanying financial statements if the Company filed separate income tax returns. Timing differences, the tax effects of which are recorded by the Company, are the result of differences between income for financial statement and tax return purposes and are principally related to the Company's allowance for credit losses, state income taxes, debt exchange transactions, and repossession transactions.

         The provision for income taxes increased in dollars from $10,959,000 to $17,178,000 for the years ended December 31, 1993 and 1994, respectively, with an effective tax rate of 42% in 1993 and 43% for 1994, which is based on the combined state and federal statutory tax rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESTULTS OF OPERATIONS (CONTINUED)

CAPITAL RESOURCES AND LIQUIDITY

         Foothill Capital maintains liquidity in order to meet its commitments under customer borrowing arrangements, to repay maturing debt obligations and to fund growth in its finance receivable portfolio. Liquidity is enhanced by the Company's ability to generate cash flow from operations and to raise funds in the money and capital markets.

         The primary source of Foothill Capital's short term funding is commercial paper borrowings and other short term borrowings, which represented 41% of total debt outstanding as of December 31, 1994. Commercial paper borrowings are supported by two committed revolving credit facilities with 23 banks, which totaled $345,000,000 as of December 31, 1994. The credit facilities consist of a $230,000,000 multi-year revolving credit facility expiring on June 30, 1997 and a $115,000,000 revolving credit facility expiring on June 29, 1995. The $115,000,000 revolving credit facility allows the Company to convert outstanding borrowings into a one-year term loan prior to maturity. As of December 31, 1994, the Company had $120,103,000 in availability (total amount of credit facilities minus outstanding commercial paper and bank borrowings) under its bank credit facilities. As of February 1, 1995, the bank credit facilities were increased to an aggregate of $375,000,000.

         During 1994, Foothill Capital issued privately an aggregate total of $60,000,000 in senior notes consisting of $35,000,000 of variable rate notes with a maturity of one year, $5,000,000 of variable rate notes with a maturity of two years, and $20,000,000 of fixed rate notes with a maturity of two and one-half years. During 1993, the Company issued privately $70,000,000 of variable and fixed rate senior notes with maturities ranging from one to seven years and $25,000,000 in fixed rate senior subordinated notes with a final maturity of ten years. Proceeds from these debt issuances were used to fund growth in the Company's finance receivable portfolio as well as repay maturing debt.

         Total capitalization of $684,139,000 at December 31, 1994 consisted of stockholder's equity of $132,309,000 and debt of $551,830,000. The debt-to-equity ratio at December 31, 1994 was 4.2 to 1 compared to 3.9 to 1 at December 31, 1993. The Company has paid no dividends to Foothill Group since the first quarter of 1991. The repayment of subordinated debt and dividends are limited by the provisions of the Company's debt agreements with its bank and institutional lenders. Dividends are currently limited to 50% of net income and as of December 31, 1994, Foothill Capital could pay $26,712,000 in dividends to Foothill Group.

         Foothill Capital, in the normal course of its operations, uses interest rate swap transactions to effectively convert its fixed rate debt obligations to floating rate in order to match its primarily floating rate finance receivable portfolio and hedge the Company's exposure to interest rate fluctuations. At December 31, 1994, Foothill Capital maintained interest rate swap agreements with notional amounts aggregating $285,000,000 with seven major financial institutions as counterparties. At December 31, 1994, each counterparty was rated A or better by one or more major credit agencies. At December 31, 1994, after giving effect to the interest rate swap agreements, Foothill Capital's interest sensitive assets exceeded its interest sensitive liabilities by approximately $86,267,000, which represented approximately 12% of total assets.

         Foothill Capital's commercial paper is rated "A-2" by Standard and Poor's Ratings Group, "D-2" by Duff & Phelps Credit Rating Co. and "F-2" by Fitch Investors Service, Inc. The Company's senior debt rating is "BBB" by Standard and Poor's and "BBB+" by Duff & Phelps. In addition, Foothill Capital's senior obligations are rated "BBB+" by Fitch.